Exhibit 99.1

Grayscale Investments® Provides Update on Distribution of Rights to Ethereum Proof of Work Tokens

The firm continues to explore options to distribute rights to record date shareholders

STAMFORD, CT, March 16, 2023 -- Grayscale Investments®, the world’s largest digital currency asset manager and the sponsor of Grayscale Ethereum Trust (OTCQX: ETHE) and manager of Grayscale Digital Large Cap Fund (OTCQX: GDLC) (each a “Product” and collectively, the “Products”), previously announced on September 16, 2022 (the “Notice Date”), that each Product had declared a distribution and established a record date for the distribution of rights to the ETH Proof of Work tokens (“ETHPoW”), which were received by each Product as a result of a fork in the Ethereum blockchain on September 15, 2022, following the upgrade referred to as the “Merge,” to holders of record of each Product (“Record Date Shareholders”) as of the close of business on September 26, 2022 (the “Record Date”).

On September 16, 2022, each Product announced that Grayscale Investments, LLC (“Grayscale”) would be appointed as agent on behalf of the Record Date Shareholders of each such Product on the Record Date and that such agent would look to acquire the ETHPoW tokens as soon as practicable after the receipt of the rights thereto from the applicable Product and sell them over a period of time, which was not expected to exceed 180 days from the Record Date. Grayscale, as agent, announced today that it will extend the review period during which it will continue the process of evaluating the market environment to determine whether it can acquire the ETHPoW tokens, and whether, when, and in what manner it may sell the ETHPoW tokens on behalf of the Record Date Shareholders. Such review period is not currently expected to exceed 180 days from the date hereof.

The trading venues for the ETHPoW tokens have not yet been broadly established, and there is continued uncertainty both as to whether digital asset custodians will support the ETHPoW tokens and if trading markets with meaningful liquidity will develop. If digital asset custodians do support the ETHPoW tokens and/or trading markets do develop, it is expected that the ETHPoW token’s value will fluctuate widely for some time. As a result of this uncertainty, as well as the potential for significant volatility in prices for the ETHPoW tokens, it is not possible to predict whether Grayscale, as agent, will be able to acquire the ETHPoW tokens or the value, if any, that Grayscale, as agent, will be able to realize from sales of the ETHPoW tokens. Therefore, if Grayscale, as agent, is able to sell the ETHPoW tokens at all, there can be no assurance as to the price(s) for ETHPoW tokens that may be realized, and the value of the ETHPoW tokens may increase or decrease after any sale of ETHPoW tokens by Grayscale, as agent.

For the avoidance of doubt, Grayscale Investments, LLC is acting only in its capacity as agent of the Record Date Shareholders with respect to the foregoing and not in its capacity as sponsor or manager of the Products.

About Grayscale Investments®

Grayscale enables investors to access the digital economy through a family of secure, regulated, and future-forward investment products. Founded in 2013, Grayscale has a proven track record and deep expertise as the world’s largest digital currency asset manager. Investors, advisors, and allocators turn to Grayscale for single asset, diversified, and thematic exposure. Grayscale products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC). For more information, please follow @Grayscale or visit grayscale.com.

Forward-Looking Statements

Certain information set forth in this document may contain “forward-looking statements”. The information in this document is not a guarantee of future results and undue reliance should not be placed on it. Such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from such forward-looking statements. Grayscale Investments, LLC assumes no obligation to update any forward-looking statements contained herein and you should not place undue reliance on such statements, which speak only as of the date hereof.

Press Contact

Jennifer Rosenthal

press@grayscale.com